EXHIBIT 10.1

e-business Hosting Agreement

Under this e-business Hosting Agreement (“Agreement”) between International Business Machines Corporation (“IBM”) and uDate.com, Inc. (“Customer”), IBM will provide Web hosting and related services (“Services”) to Customer. The Agreement includes the terms and conditions and the documents referenced herein (“Base Terms”), e-business hosting services order forms accepted by IBM (“Order Forms”), and applicable attachments referenced in Exhibit A of such Order Forms (“Attachments”) including Attachments for Services options selected by Customer (“Service Option Attachments”). In the event of a conflict between the Base Terms and an Attachment or an Order Form, the Base Terms will govern, except where an Attachment, Order Form, or a provision contained therein expressly states that it will govern over the Base Terms.

1.0 Definitions

a.	“Acceptable Use Policy” means the Acceptable Use Policy for IBM e-business Services, located on the Internet at www.ibm.com/services/e-business/aup.html, as of the Effective Date, and any subsequent modification in accordance with Section 12.2 below.

b.	“Affiliates” means entities that control, are controlled by, or are under common control with a party to this Agreement.

c.	“Base Components” means the hardware and software that IBM makes available, if any, as specified in Order Forms and associated Service Option Attachments.

d.	“Content” means information, software, and data that Customer provides, including, without limitation, any hypertext markup language files, scripts, programs, recordings, sound, music, graphics, images, applets or servlets that Customer or its Subcontractors or Services Recipients create, install, upload or transfer in or through the e-business Hosting Environment and/or Customer Components.

e.	“Content Administrator” means an employee or Subcontractor of Customer who is authorized by Customer to install, upload and/or maintain Content using a User Identification.

f.	“Customer Components” means the hardware, software and other products, data and Content that Customer provides, including those specified in Service Option Attachments.

g.	“e-business Hosting Environment” means the Base Components and the IBM provided Internet access bandwidth, collectively.

h.	“IBM e-business Hosting Center” means a facility used by IBM to provide Services.

i.	“Internet” means the public worldwide network of TCP/IP-based networks.

j.	“Materials” means literary or other works of authorship (such as programs, program listings, programming tools, documentation, reports, drawings and similar works) created during the Service performance period or otherwise (such as those that preexist the Service) that IBM may deliver to Customer. “Materials” does not include licensed program products available under their own license agreements or Base Components.

k.	“Required Consents” means any consents or approvals required to give IBM and its Subcontractors the right or license to access, use and/or modify in electronic form and in other forms, including derivative works, the Customer Components, without infringing the ownership or intellectual property rights of the providers, licensors, or owners of such Customer Components.

l.	“Service Option Ready Date” means the date that IBM has notified Customer that IBM has completed the implementation activities specified in an applicable Service Option Attachment.

m.	“Services Recipients” means any entities or individuals receiving or using the Services, or the results or products of the Services.

n.	“Service Option Attachment Start Date” means the day after the date of the last signature on an Order Form authorizing the Services under an applicable Service Option Attachment.

o.	“Subcontractor” means a contractor, vendor, agent, or consultant selected and retained by IBM or Customer, respectively.

p.	“TCP/IP” means Transmission Control Protocol/Internet Protocol.

q.	“User Identification” or “ID” means a string of characters that uniquely identifies a Content Administrator.

2.0 IBM Services Responsibilities

IBM will perform the Services described in applicable Attachments.

3.0 Term and Termination

3.1 Term

This Agreement will be effective beginning on 12:01 a.m., Eastern Time, on the day after the date of last signature to these Base Terms (“Effective Date”) and ending on the expiration and/or termination of all Service Option Attachments, unless the Agreement is terminated earlier in accordance with the terms herein. The term of each Service Option Attachment is as specified on the applicable Order Form.

3.2 Renewal

Upon the expiration of the then-current term, each Service Option Attachment will renew automatically for an additional one year term unless either party notifies the other party that it has elected to terminate such Service Option Attachment. Such notification must be in writing at least thirty (30) days prior to the end of the then-current term for the applicable Service Option Attachment.

3.3 Termination for Cause

Customer or IBM may terminate this Agreement for material breach of this Agreement by the other upon written notice containing the specific nature and dates of the material breach. The breaching party will have thirty (30) days from receipt of notice to cure such breach, except for nonpayment by Customer, which must be cured within five (5) days from receipt of notice. If such breach has not been timely cured, then the non-breaching party may immediately terminate this Agreement upon written notice.

3.4 Termination for Convenience

Customer may terminate this Agreement (including all Service Option Attachments) or any Service Option Attachment (with the exception of any Service Option Attachment that is a prerequisite for the provision of Services under a non-terminated Service Option Attachment) for convenience by:

a.	providing at least one month’s prior written notice to IBM; and

b.	paying as an early termination charge for each Service Option Attachment to be terminated, the amount specified in such Service Option Attachment or, if no amount is specified, an amount equal to one months’ charges of the applicable monthly recurring charge of such Service Option Attachment. Such termination charges only apply upon early termination of an initial term of any Service Option Attachment and do not apply to any renewal term.

3.5 Effect of Termination

Upon the date of termination, all Customer payment obligations accrued hereunder through the date of termination will become due and payable. The termination of selected Service Option Attachments will not affect Customer’s obligation to pay charges under other Service Option Attachments.

4.0 Charges and Payment

4.1 Charges

Charges for applicable Services will be specified in Service Option Attachments and Order Forms. Charges can be specified as one-time, installment, recurring, or usage. IBM will invoice such Charges when they begin or are due as set forth in Service Option Attachments.

4.2 Payment

IBM invoices will specify the amount due. Payment is due and payable by month end for any invoice received by the 10th of the month, otherwise payment is due 30 days from receipt of invoice. Customer agrees to pay accordingly, including any late payment fees. Payment will be made in United States dollars.

4.3 Taxes

Customer will pay or provide appropriate exemption documentation for all taxes, duties, levies, and any other fees (except for taxes based upon IBM’s net income) related to the Services imposed by any governmental authorities. Charges specified herein (including in an Order Form) are exclusive of any such taxes, duties, levies or fees.

5.0 Warranties and Disclaimers

5.1 IBM Representations and Warranties

IBM represents and warrants that:

a.	it will perform the Services using reasonable care and skill and in accordance with the applicable Service Option Attachments; and

b.	it has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

5.2 Exclusivity of Warranties

THE WARRANTIES IN SECTION 5.1 ARE THE EXCLUSIVE WARRANTIES FROM IBM. THEY REPLACE ALL OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

5.3 Security

a.	Customer acknowledges that IBM offers numerous security options, specified in Service Option Attachments. It is the Customer’s responsibility to select on an Order Form the set of security options that it determines meet Customer’s needs. IBM will implement such selected security options as specified in the applicable Service Option Attachment.

b.	Customer acknowledges that IBM does not control the transfer of data over telecommunications facilities, including the Internet. IBM does not warrant secure operation of the Services or that it will be able to prevent third party disruptions of the e-business Hosting Environment or Customer Components.

c.	Customer agrees that IBM shall have no liability for any provision of security-related services or advice that IBM may voluntarily provide outside the scope of selected Service Option Attachments.

5.4 Other Disclaimers

a.	IBM does not warrant uninterrupted or error-free operation of any Service or that IBM will correct all defects.

b.	IBM does not make any representation or warranty with respect to Customer’s responsibilities set forth in Section 10.5.

c.	IBM provides Materials, non-IBM products, and non-IBM services WITHOUT WARRANTIES OF ANY KIND. However, non-IBM manufacturers, suppliers, or publishers may provide their own warranties to you.

6.0 Confidentiality

All information exchanged between the parties is non-confidential. If either or both parties require the exchange of confidential information, such information will be exchanged under the terms and conditions of a separate written confidentiality agreement. With respect to any confidential information contained in or traveling through the e-business Hosting Environment or Customer Components, as is contemplated herein, the provisions of Sections 5, 8, and 9 herein will prevail to the extent of any inconsistent provisions in the confidentiality agreement.

7.0 Indemnification

7.1 Indemnification by IBM

If a third party claims that Materials or Base Components IBM provides to Customer infringe that party’s patent or copyright, IBM will defend the Customer and its employees, officers, and directors against that claim at IBM’s expense and pay all costs, damages, and reasonable attorneys’ fees that a court finally awards (or which IBM agrees in any final settlement), provided that Customer:

a.	promptly notifies IBM in writing of the claim; and

b.	allows IBM to control, and cooperates with IBM in, the defense and any related settlement negotiations. If such a claim is made or appears likely to be made, Customer agrees to permit IBM to enable Customer to continue to use the Materials or Base Components, or to modify them, or replace them with non-infringing Materials or Base Components that are at least functionally equivalent. If IBM determines that none of these alternatives is reasonably available, Customer agrees to return the Materials or Base Components (if in Customer’s possession) to IBM on IBM’s written request. IBM will give Customer a credit equal to the amount Customer paid IBM for the applicable Materials or for use of the applicable Base Components up to a maximum of twelve (12) months of applicable charges. This is IBM’s entire obligation to Customer with regard to any claim of infringement. Notwithstanding the foregoing, IBM is not responsible for third party claims based on:

1.	anything Customer provides which is incorporated into the Materials;

2.	Customer’s modification of the Materials;

3.	the combination, operation, or use of the Materials with any product, data, or apparatus that IBM did not provide; or

4.	non-IBM hardware, software, or data, including those that may be in the Base Components.

7.2 Indemnification by Customer

a.	Customer will defend IBM and its Affiliates and their employees, officers, and directors, at Customer’s expense, and pay all costs, damages, and reasonable attorneys’ fees that a court finally awards (or which Customer agrees in any final settlement) for any third party claim:

1.	that Content or Customer’s use of the Services violates Customer’s obligation in Section 10.2(b);

2.	that Customer Components infringe that party’s patent or copyright;

3.	that is brought by a Services Recipient and is related, directly or indirectly, to the Services; or

4.	arising out of or related to a mechanics’ lien Customer is required to cancel and discharge pursuant to this Agreement.

b.	For indemnification under this Section 7.2, IBM will:

1.	promptly notify Customer in writing of the claim; and

2.	allow Customer to control, and will cooperate with Customer in, the defense and any related settlement negotiations.

8.0 Limitation of IBM’s Liability

Circumstances may arise where, because of a default on IBM’s part or other liability, Customer is entitled to recover damages from IBM. Regardless of the basis on which Customer is entitled to claim damages from IBM (including fundamental breach, negligence, misrepresentation, or other contract or tort claim), IBM is liable for no more than:

a.	indemnification payments as provided in Section 7.1;

b.	damages for bodily injury (including death) and damage to real property and tangible personal property; and

c.	the amount of any other actual direct damages, up to the greater of $100,000 or the charges paid by Customer to IBM for the Services in the twelve (12) months immediately preceding the accrual of the first claim related to the Services. The foregoing limit also applies to any of IBM’s Affiliates and Subcontractors. It is the cumulative maximum for which IBM and its Affiliates and Subcontractors are collectively responsible. Under no circumstances is IBM, its Affiliates or its Subcontractors liable for any of the following:

1.	third party claims against Customer for damages (other than those expressly provided in Subsections 8.0(a) and 8.0(b)); or

2.	loss of, or damage to, Customer’s or any other entity’s records or data.

9.0 Disclaimer of Consequential Damages

In no event will either party be liable to the other for special, incidental, or indirect damages or for any consequential damages (including lost profits or savings), even if they are informed of the possibility; provided that this Section 9 does not apply to Customer’s failure to pay any amounts owing to IBM under this Agreement (including amounts owing for Services that would have been rendered but for Customer’s breach of this Agreement).

10.0 Other Customer Obligations

10.1 Services Support

Customer will comply with its responsibilities to support the Services as specified in applicable Attachments. Such obligations are to be performed at no charge to IBM. IBM’s obligations are contingent on Customer meeting such support obligations.

10.2 Representations and Warranties

Customer represents and warrants that:

a.	it has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement; Customer has no contractual or other obligation that (i) restricts or prohibits Customer’s execution or performance of this Agreement, or (ii) Customer will breach in connection with the execution or performance of this Agreement; and

b.	its use of the Services and all Content will comply with the Acceptable Use Policy.

10.3 Suspected Violations

IBM reserves the right to investigate potential violations of the representations and warranties in Subsection 10.2(b). If IBM reasonably determines that a breach of any such warranty has occurred, then IBM may, in its sole discretion:

a.	restrict Customer’s access to the Services;

b.	remove or require removal of any offending Content;

c.	terminate this Agreement for cause; and/or

d.	exercise other rights and remedies, at law or in equity.

Except in an emergency or as may otherwise be required by law, before undertaking the activities in Subsection 10.3(a) or 10.3(b), IBM will attempt to notify Customer by any reasonably practical means under the circumstances, such as, without limitation, by telephone or e-mail.

Customer will promptly notify IBM of any event or circumstance related to this Agreement, Customer’s use of the Services, or Content of which Customer becomes aware that could lead to a claim or demand against IBM, and Customer will provide all relevant information relating to such event or circumstance to IBM at IBM’s request.

10.4 Required Consents

Customer will promptly obtain and upon request provide to IBM evidence that it has obtained such Required Consents. IBM will be relieved of its obligations to the extent that they are affected by Customer’s failure to obtain and provide promptly to IBM any Required Consents.

10.5 Capacity Planning

Customer acknowledges it is its responsibility to determine whether the Services, e-business Hosting Environment, Customer Components and their combination will meet Customer’s capacity, performance, or scalability needs. Customer is responsible for planning for and requesting changes to the e-business Hosting Environment, including any additional capacity required to support anticipated peaks in demand that may significantly increase Web site hits, transaction volumes, or otherwise increase system resource utilization.

10.6 Content and Digital Certificates

Customer is solely responsible for:

a.	all Content including, without limitation, its selection, licensing, accuracy, performance, maintenance, and support; and

b.	the selection, management and use of any public and private keys and digital certificates it may use with the Services.

11.0 Other License and Rights

11.1 License for Base Components

IBM grants Customer a nonexclusive, revocable license to use the Base Components solely in connection with the Services as provided under this Agreement. Customer agrees not to download or otherwise copy, reverse assemble, reverse compile, or otherwise translate the software portions of the Base Components, other than to make one copy for backup purposes.

11.2 No Sale or Lease of Goods

As between Customer and IBM, IBM retains all right, title and interest in the Base Components. No goods are sold or leased by IBM under this Agreement. If Customer desires to purchase or to lease goods from IBM, such purchase or lease will be governed by a separate mutually acceptable written agreement between Customer and IBM or an IBM Affiliate.

11.3 No Lease of Real Property

This Agreement is a services agreement and not a lease of any real property.

12.0 Changes

12.1 Services

IBM, in its reasonable discretion, may change the prices, terms and conditions of applicable Attachments, upon at least ninety (90) days prior notice to Customer. Such changes are not retroactive and will apply on the effective date of a new order or renewal unless such change was the result of:

a.	law, regulation, or similar governmental action;

b.	a ruling by a court of competent jurisdiction; or

c.	changes in the method of service delivery that affect similar IBM e-business hosting customers.

Changes as a result of a, b, or c above will be effective on the date IBM specified in the notice. Any changes in price will apply on the effective date of a new order or renewal.

12.2 Acceptable Use Policy

IBM, in its reasonable discretion, may modify the Acceptable Use Policy upon thirty (30) days’ notice to Customer. Except when such modification is required by law, regulation, or similar governmental action, or a ruling by a court of competent jurisdiction, Customer may terminate this Agreement (or the affected Service Option Attachments) without the payment of termination charges if such modification has a material adverse effect on the Customer’s use of the Services and Customer gives IBM notice within 90 days of the effective date of the modification.

12.3 Amendments

Except for changes pursuant to Sections 12.1 and 12.2, this Agreement may be amended only by a writing signed by authorized representatives of both parties.

13.0 General

13.1 Headings

The headings of the various sections of this Agreement have been inserted for convenience only and shall not affect the interpretation of this Agreement.

13.2 Survival

Any of these terms and conditions which by their nature extend beyond the Agreement termination or expiration remain in effect until fulfilled, including, without limitation, Sections 3.5, 4, 5, 6, 7, 8, 9, 10.2, 10.3, 10.6, 11.2, 11.3, and 13, and apply to both Customer’s and IBM’s respective successors and assignees.

13.3 Choice of Law

This Agreement will be governed by the substantive laws of the State of New York, without regard for its conflict of laws provisions.

13.4 Waiver of Jury Trial

The parties waive any right to a jury trial in any proceeding arising out of or related to this Agreement.

13.5 Severability

If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions of this Agreement shall in no way be affected or impaired thereby, so long as the remaining provisions of this Agreement still express the original intent of the parties. If the original intent of the parties can not be preserved, this Agreement shall either be renegotiated or terminated.

13.6 Publicity and Trademarks

Neither party grants the other the right to use its or any of its Affiliates’ trademarks, trade names, or other designations in any promotion, publication, or Web site without prior written consent. Except as may be required by law or as may be required by IBM to perform the Services, neither party may disclose to any third party the terms and conditions of this Agreement, without prior written consent.

13.7 No Third-Party Beneficiaries

Except as expressly provided in Section 7, this Agreement does not create any intended third party beneficiary rights.

13.8 Personnel

Each party is responsible for the supervision, direction, and control of its respective personnel. IBM reserves the right to determine the assignment of its personnel. IBM may subcontract portions of the Services to Subcontractors and Affiliates selected by IBM.

13.9 No Agency

This Agreement does not create an agency, joint venture, or partnership between the parties.

13.10 Assignment

Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other. Any attempt to do so is void. Neither party will unreasonably withhold such consent. The assignment of this Agreement, in whole or in part, to any Affiliates in the United States or to a successor organization by merger or acquisition does not require the consent of the other. IBM is also permitted to assign its rights to payments under this Agreement without obtaining Customer’s consent. It is not considered an assignment for IBM to divest a portion of its business in a manner that similarly affects all of its customers.

13.11 No Resale

Customer shall not resell the Services, in whole or in part. This does not prevent Customer from making their Content available to Customer’s end users.

13.12 Risk of Loss

Risk of loss for all Base Components shall at all times remain with IBM. Risk of loss for all Customer Components shall at all times remain with Customer.

13.13 Force Majeure

Except for payment obligations hereunder, neither party is responsible to fulfill its obligations to the extent due to causes beyond its control.

13.14 Actions Period

Neither party will bring a legal action related to this Agreement more than two years after the cause of action accrued.

13.15 Waiver

The failure of one party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver, nor shall it deprive that party of the right to insist later on adherence thereto. Any waiver must be in writing and signed by an authorized representative of the waiving party.

13.16 Freedom of Action

Each party is free to enter into similar agreements with others.

13.17 Limitation of Licenses

Each of us grants only the licenses or rights expressly specified herein. No other licenses or rights (including licenses or rights under patents) are granted, either directly, by implication, estoppel, or otherwise.

13.18 Data Protection

Customer agrees to allow IBM and it’s Affiliates to store and use Customer’s contact information, including names, phone numbers, and e-mail addresses, anywhere they do business. Such information will be processed and used in connection with our business relationship, and may be provided to contractors, Business Partners (certain organizations who have signed agreements with IBM to promote, market, and support certain products and services), and assignees of IBM . and Affiliates for uses consistent with their collective business activities, including communicating with Customer (for example, for processing orders, for promotions, and for marketing research). For personal information processed by IBM on Customer’s behalf as part of the Services, IBM will act in accordance with Customer’s instructions by following such processing and security obligations as are contained in this Agreement. Customer also confirms that Customer is solely responsible for ensuring that any processing and security obligations comply with applicable data protection laws. Customer’s contact information shall not be considered personal information processed on Customer’s behalf.

13.19 Geographic Scope

Although it is possible that Services Recipients outside of the United States of America may access Customer’s Web site, IBM’s delivery of the Services will only occur within the United States of America, and IBM’s obligations hereunder are valid only in the United States of America.

13.20 Notices

Any notices required or permitted hereunder will be effective upon receipt and will be personally delivered; mailed via the postal service; sent by reliable overnight courier; or transmitted by confirmed facsimile. Except for notices under Section 10.3, all notices will be in writing and addressed to the applicable party’s designated representative at the address specified in this Agreement. Except as to notices permitted or required under Sections 3 or 7, the parties agree that electronic mail messages sent between them using security procedures sufficient to reasonably authenticate them will be deemed writings. In addition, IBM may provide notice under Section 12.2 by a posting to the Web site identified in Section 1.0 (a).

Customer and IBM agree that this Agreement, including the Base Terms and applicable Attachments and Order Forms, is the complete agreement between the parties relating to the subject matter hereof. This Agreement replaces and supersedes any other prior or contemporaneous agreements or communications between the parties related to the subject matter hereof.

Agreed and Accepted:

	UDate.com, Inc.	International Business Machines Corporation

By:	/s/ Melvyn Morris	By:

	Customer Authorized Signature	Authorized Signature

Mel Morris

	Name (type or print) 6/21/02 Date	Name (type or print) Date

C.E.O.

	Title	Title

	Customer number: Customer address: UDate.com, Inc. 575 Lexington Ave.	Agreement number:
	4th Floor New York, New York 10022	Engagement number: 7JDB54V IBM contract representative: Gary Johnson IBM Services identifier: USFV5

After signing, please return a copy of this Agreement to the following address:

IBM Global Services
Harborview Plaza
3031 North Rocky Point Drive West
Tampa, FL 33607
Attention: Order Fulfillment Services

e-business Hosting Agreement

Attachment A — Facilities Services                      Version 10MAY02

1.0 Introduction

This Attachment A sets forth additional terms and conditions under which IBM will provide hosting space, Internet connectivity, basic monitoring and related Services at an IBM e-business Hosting Center (“Facilities Services”), as set forth in the Service Option Attachment for Facilities Services. IBM offers a variety of other services options that are specified on Order Forms and Service Option Attachments. Facilities Services is a prerequisite for IBM’s provisioning of other hosting and related Services at IBM e-business Hosting Centers.

2.0 Definitions

a.	“Cabinet” means a type of Customer Space that i) is usually shared by multiple IBM customers, ii) is enclosed on four sides, iii) contains lockable doors at the front and back, iv) is designed to accommodate rack or shelf mounted equipment, and v) contains power and data connectors. Cabinet dimensions and other specifications are based on local IBM standards and are specified on Order Forms.

b.	“Cage” means a type of Customer Space that i) is dedicated to a single IBM customer, ii) is enclosed by a steel mesh, iii) contains a lockable door, iv) is designed to accommodate open racks, Cabinets dedicated to a single IBM customer, or floor-mounted equipment, v) contains power and data connectors. Cage dimensions and other specifications are based on local IBM standards and are specified on Order Forms.

c.	“Customer Authorized Representatives” means those individuals whom Customer authorizes in writing to IBM to enter the IBM e-business Hosting Center and Customer Space to perform installation or maintenance of Customer Components on behalf of Customer.

d.	“Customer Space” means the portion of the IBM e-business Hosting Center available to Customer for placement of Customer Components and/or Base Components.

e.	“Occupancy Date” means the estimated date on which Customer may begin using the Customer Space, as specified on the Order Form. The Occupancy Date is subject to change and final confirmation by IBM. Factors that could affect the Occupancy Date include construction issues, availability of equipment, and regulatory delays.

f.	“Service Level” means the service delivery criteria established for certain of the Services. Any service level objectives specified in the Agreement (including any Service Option Attachments) are non-binding targets only. Any service level agreements in the Agreement (including any Service Option Attachments) are binding obligations.

3.0 Customer Components

a.	Customer will procure and provide Customer Components. Customer (or its Affiliates or Subcontractors) retains all right, title, and interest in and to the Customer Components. Customer may choose to acquire Customer Components from or through IBM. Any such acquisition will be governed by a separate agreement.

b.	Customer hereby grants to IBM, its Affiliates and Subcontractors all rights and licenses to the Customer Components necessary for IBM to perform all of its obligations as set forth in the Base Terms and applicable Service Option Attachments.

c.	The provision for and expense of installation and maintenance for Customer Components is the sole responsibility of Customer unless otherwise expressly set forth in the Base Terms or a Service Option Attachment. Customer is responsible for setting up, testing, operating, and supporting any Customer Components that are required to provide automatic failover between servers.

d.	Customer is responsible for any shipping or temporary storage costs incurred during the delivery of Customer Components to Customer Space unless otherwise expressly set forth in a Service Option Attachment.

e.	Customer is responsible for all Content including selection, creation, design, licensing, installation, capacity, performance, accuracy, maintenance, testing, backup and support. Customer retains responsibility for all copyright, patent and trademark clearances in all applicable jurisdictions and usage agreements for any and all Content.

f.	Customer may authorize its Content Administrators to access and modify Content by providing a User Identification to such individuals. Customer is responsible for the control and distribution of User Identifications and any misuse of such User Identifications.

g.	Customer will register all Customer Components with the applicable vendors, in accordance with the vendors’ license terms and conditions and adhere to all vendor license terms and conditions. IBM will adhere to reasonable terms and conditions pertaining to Customer Components as notified in writing to IBM.

h.	Customer will, upon termination or expiration of applicable Service Option Attachments, erase all Customer Components from any servers and disk space that IBM provides as Base Components; provided, however, that Customer agrees that if it has not done so within five (5) days after such termination or expiration, IBM shall have the right to erase all Customer Components from such servers and disk space.

4.0 Expiration or Termination

On or before five (5) days after expiration or termination of the Agreement, Customer will (i) remove from the IBM e-business Hosting Center all Customer Components (excluding any Base Components and other IBM property) and any other Customer property; and (ii) return the Customer Space to IBM in the same condition as it was on the date the Customer Space was first used by Customer, reasonable wear and tear excepted. If Customer does not remove the Customer Components and its other property within such period, IBM has the option to (i) move any and all Customer Components and other Customer property to storage and charge Customer all associated costs and/or (ii) liquidate the Customer Components and other Customer property in any reasonable manner and charge Customer all associated costs.

5.0 Service Level Agreement for Network Availability

In the event there is a degradation of Services as set forth in this Section 5.0, Customer will be eligible, subject to the terms below, to receive Service Credit to Customer’s account. Service level agreements specified in other attachments may also apply.

a.	Service Level Agreement Definitions. The following definitions apply to this Service Level Agreement:

1.	“Core Switches” means the Internet facing switches or routers that are located at the e-business Hosting Center.

2.	“Excess Latency” means average Latency for a calendar month in excess of sixty (60) milliseconds round trip time across the open Internet between the IBM Measurement Centers within the Shared Network, subject to the exclusions in Section 5.0(g).

3.	“Excess Packet Loss” means a Packet Loss in excess of one half of one percent (0.5%) for a calendar month within the Shared Network, subject to the exclusions in Section 5.0(g).

4.	“IBM Measurement Center” means IBM selected locations from which polling is conducted by IBM for purposes of monitoring network metrics. Polling takes place 24x7x365. The IBM Measurement Center records are the only source for measurement and determination of Outages, Excess Latency and Excess Packet Loss. All measurements are restricted to the 48 contiguous United States.

5.	“IP Backbone” means the Internet protocol (IP) infrastructure and consists of Internet service points of presence (“POPs”) in the United States (excluding Alaska, Hawaii, the Commonwealth of Puerto Rico and the United States Virgin Islands) and the telecommunications equipment and facilities that interconnect wiring within the POPs;

6.	“Latency” means the average length of time, in milliseconds, of all round trip packet times measured between all IBM Measurement Centers in the Shared Network.

7.	“Measurement Interval” means a block of time of up to fifteen (15) minutes that is used for the purposes of determining Outage start and stop time.

8.	“Monthly Network Availability Percentage” means the amount, expressed as a percentage, equal to the total number of minutes in the applicable month, minus the Qualifying Outage Minutes for that month, divided by the total number of minutes in that month.

9.	“Outage” means the period (measured in minutes) during which an IBM Measurement Center is unable to complete a round trip transmission of an ICMP ping protocol from that IBM Measurement Center, across the open Internet, to the Core Switch at the IBM e-business Hosting Center where the Customer’s Internet connection is located. A failure by a single IBM Measurement Center to complete a round trip transmission will not constitute an Outage provided that at least one other IBM Measurement Center can complete a round trip transmission within a Measurement Interval. An Outage will begin when all polling attempts from all IBM Measurement Centers fail within one Measurement Interval. An Outage will end when the first successful poll following the Outage begin time is reported by an IBM Measurement Center.

10.	“Packet Loss” means the percentage of failed attempts to contact a Core Switch within the Shared Network as compared to the total attempts to contact a Core Switch within the Shared Network. Packet Loss is calculated by dividing unsuccessful attempts by the total attempts for the calendar month: Unsuccessful attempts/Total attempts = Packet Loss.

11.	“Qualifying Outage Minutes” means the aggregate of all Outage minutes in a month, minus any Outage minutes in that month resulting from any exclusion described in Section 5.0 (g) below.

12.	“Service Credit” means an amount equal to 10% of Customer’s monthly recurring charges for Committed Bandwidth.

13.	“Shared Network” means the part of the network originating with the Core Switches, through the IP Backbone of the ISPs that provide service directly to the IBM e-business Hosting Center(s), to the IBM Measurement Centers.

b.	Service Credit Process. If at the end of a calendar month the Monthly Network Availability Percentage is less than 99.99%, or if Customer experiences Excess Packet Loss or Excess Latency, Customer is eligible to receive a Service Credit, subject to the following:

1.	One Service Credit per calendar month may be claimed by Customer for each of the above.

2.	In order to receive a Service Credit for a Monthly Network Availability Percentage of less than 99.99%, Customer must notify the IBM Call Management Center during the Outage which caused the Monthly Network Availability Percentage miss. Failure to so notify IBM within this time period will result in loss of Customer’s eligibility for the subject Service Credit.

3.	In order to receive a Service Credit for either Excess Packet Loss or Excess Latency, Customer must notify the IBM Call Management Center within five (5) business days from the end of the calendar month for which Customer believes either Excess Packet Loss or Excess Latency has occurred. Failure to so notify IBM within this time period will result in loss of Customer’s eligibility for the subject Service Credit.

4.	If one single Outage causes Excess Latency, Excess Packet Loss and a Monthly Availability Percentage of less than 99.99%, Customer is eligible for only one Service Credit.

c.	Recurring Outage. Subject to the exclusions in Section 5.0(g), in the event that Customer experiences:

1.	five (5) Outages caused by separate unrelated events during a calendar month; or

2.	any Outage of more than eight (8) consecutive hours caused by a single event;

Customer may terminate this Agreement without termination charges by providing IBM written notice within five (5) days following the end of the calendar month in which either of the conditions in Subsections 5.0 (c)(1) or 5.0 (c)(2) has occurred. Such termination will be effective thirty (30) days following IBM’s receipt of notice, and all Customer payment obligations accrued through the date of termination will remain due and payable. Only Outage for which Customer has notified the IBM Call Management Center will be counted towards Recurring Outage.

d.	Settlement of Credits. IBM will issue Service Credits in a subsequent invoice following Customer’s notification to IBM of the Outage, Excess Packet Loss, and/or Excess Latency, and IBM’s determination of Customer’s eligibility for the subject Service Credit. If a monthly recurring charge for a subject month has not been incurred, or for any other reason has been credited or waived, Customer shall not be eligible for a Service Credit for that month. Should a Service Credit be earned in the final month of Service provided, IBM will apply the credit against outstanding amounts due IBM under this Agreement, and if no amounts are due, IBM will refund the credit amount to Customer.

e.	Commencement of Service Level Agreement. Customer shall not be eligible for a Service Credit until the first full calendar month after (30) days following the Service Option Ready Date for the Services set forth in the Service Option Attachment for Facilities Services.

f.	Exclusivity of Remedies. Customer agrees that its sole remedy for IBM’s failure to meet the Service Level Agreement is the Service Credits as provided in this Attachment, and termination as set forth in Section 5.0(c).

g.	Exclusions. IBM is not responsible for any Outage or Performance Problem outside of its control, including but not limited to, the following examples:

1.	periods of scheduled or emergency maintenance activities or scheduled Outage;

2.	Outage or Performance Problems due to problems with Customer provided Content or programming errors including, but not limited to, Content installation and integration;

3.	Outage or Performance Problems due to system administration, commands, file transfers performed by Customer representatives;

4.	Outage or Performance Problems due to work performed at Customer request (for example Additional Technical Assistance);

5.	other activities Customer directs, denial of service attacks, natural disasters, changes resulting from government, political, or other regulatory actions or court orders, strikes or labor disputes, acts of civil disobedience, acts of war, acts against parties (including carriers and IBM’s other vendors), and other force majeure items;

6.	lack of availability or untimely response time of Customer to respond to incidents that require its participation for source identification and/or resolution, including meeting Customer responsibilities for any prerequisite Services;

7.	Outage or Performance Problems due to Customer breach of its material obligations under this Agreement; and/or

8.	Customer’s performance of any technical security integrity review, penetration test, or vulnerability scan pursuant to Subsection 10.0 (c).

6.0 Charges

6.1 Facilities Services charges

One-time charges for setup of Facilities Services will be specified in an Order Form and are due upon IBM’s acceptance of the Order Form.

A prorated portion of the monthly recurring charges for Facilities Services will begin five (5) days after either IBM’s acceptance of the Order Form or the Occupancy Date, whichever is later.

Usage charges for Facilities Services will be due as incurred. .

6.2 Other Services charges

Additional charges may be specified in Service Option Attachments.

6.3 Nonpayment of invoices

In the event that Customer fails to pay IBM all undisputed amounts owed to IBM under this Agreement when due, Customer agrees that, upon delivery of written notice to Customer, IBM may (i) restrict Customer’s access to the Customer Space and Customer Components; (ii) take possession of any Customer Components and store them, at Customer’s expense, until taken in full or partial satisfaction of any lien or judgment, all without being liable for damages; and/or (iii) exercise all other rights and remedies IBM may have at law or in equity.

7.0 Relocation of Customer Space

In the event that IBM determines that it is necessary to relocate the Customer Space within the same or to another IBM e-business Hosting Center, Customer will cooperate in good faith with IBM to facilitate such relocation, provided that such relocation is based on reasonable business needs of IBM (including the needs of other IBM customers), or the expansion of the space requirements of Customer. IBM will use commercially reasonable efforts, in cooperation with Customer, to minimize any interruption to Services in the event of such relocation.

8.0 Unoccupied Adjacent Cage Space

For unoccupied 20 x 20 Cage space that adjoins the 20 x 20 Cage space occupied by uDate (“Unoccupied Adjacent Cage Space”), the following will apply:

1.	IBM will reserve the Unoccupied Adjacent Cage Space for uDate’s future growth on a “right of first refusal” basis; and

2.	if IBM can not continue to honor the right of first refusal for reasons such as, but not limited to, a request from another customer to occupy Adjacent Cage Space, the following will apply:

a.	IBM will inform uDate that the Unoccupied Adjacent Cage Space can longer be reserved free of charge;

b.	uDate will have five (5) business days to inform IBM that uDate wants to occupy the Unoccupied Adjacent Cage Space, otherwise the Unoccupied Adjacent Cage Space will be released back to IBM; and

c.	if uDate selects to occupy such Unoccupied Adjacent Cage Space, IBM will create an Order Form that uDate will sign and return to IBM within five (5) business days of uDate’s receipt of the Order Form.

9.0 Mechanics’ Liens

Customer and Customer’s Subcontractors, at any subcontracting level, shall not file any mechanics’ liens against IBM’s property related to the Services, directly or indirectly. If any such mechanics’ lien shall at any time be filed, Customer shall, at its sole expense, cause the same to be canceled and discharged of record by surety bond or appropriate cash deposit or settlement within ten (10) days after the date the Customer is notified of the lien filing.

10.0 Insurance

The provisions of this Section apply to all Services where Customer or its Subcontractors require physical access to and place Customer Components in the IBM e-business Hosting Center.

a.	Customer will keep in full force and effect, at all times during the term of this Agreement: (i) commercial general liability insurance (including products and completed operations) in an amount not less than two million dollars ($2,000,000) per occurrence for bodily injury and property damage; (ii) workers’ compensation insurance in an amount not less than that required by applicable law; and (iii) personal property insurance sufficient to cover the Customer Components. Furthermore, Customer will ensure and be solely responsible for ensuring that its Subcontractors that access the IBM e-business Hosting Center maintain adequate insurance coverage.

b.	Prior to installation of any Customer Components in the Customer Space, Customer will: (i) deliver to IBM certificates of insurance which evidence the minimum levels of insurance set forth above; and (ii) cause its insurance provider(s) to name IBM as an additional insured on the policies and notify IBM in writing of the effective date thereof and of any non-renewal, cancellation or other material change in Customer’s coverage at least thirty (30) days prior to such change in coverage. All insurance required under this Section shall be written by insurance companies having a minimum AM BEST rating of “A minus”.

11.0 Security

Customer must comply and ensure any Customer Subcontractors comply with the following security obligations. Additional security obligations may be provided in Service Option Attachments.

Customer will:

a.	not access or attempt to access IBM’s secure internal network or the resources or information of other IBM customers;

b.	not access or attempt to access IBM’s space or the space of other IBM customers; and

c.	when performing any technical security integrity review, penetration test, or vulnerability scan:

1.	only test, scan or review the IP addresses supplied by IBM to Customer that are part of the Services,

2.	only test, scan, or review Customer dedicated Base Components and not shared portions of the e-business Hosting Environment,

3.	provide IBM at least one week’s prior written notice of the date and time of the review, penetration test, or vulnerability scan,

4.	provide the source IP address information and reviewer contact information to IBM,

5.	not perform such reviews more than once per calendar quarter, and

6.	not perform or simulate denial-of-service attacks.

e-business Hosting Service Option Attachment

Facilities Services — Version 10MAY02

IBM will provide hosting space, Internet connectivity, basic monitoring, and related Services at an IBM e-business Hosting Center as described herein (“Facilities Services”).

1.0 Hosting Space

Customer Space is available in a variety of Cabinet and Cage configurations. IBM will escort Customer personnel and Customer Subcontractors to and from Customer Space and the entrance to the IBM e-business Hosting Center. When Customer Components are housed in a shared Cabinet, each half of the Cabinet is locked and IBM holds the key. Customer Components housed in Cabinets may be rack mounted. Cabinets for use in Cages may be provided by Customer or by IBM and can be open or locked as determined by Customer. Each IBM e-business Hosting Center includes UPS-backed power feeds, physical alarm systems, video surveillance, and motion detectors in selected areas within the IBM e-business Hosting Centers. IBM’s scheduled maintenance hours for IBM e-business Hosting Centers are each Sunday between 3:00 a.m. and 6:00 a.m. local time. Facilities Services may not be available during this time. IBM reserves the right to interrupt Facilities Services to perform emergency maintenance as needed. In any such circumstances, IBM will use commercially reasonable measures to notify Customer. Scheduled maintenance hours may change upon notice. Except for the selected physical security features described herein, no other security features or processes are provided under this Service Option Attachment.

1.1 Services included:

a.	Customer Space in half Cabinet or full Cabinet increments;

b.	Customer Space in Cages with biometric locks;

c.	Cable management trays not to exceed 50 total feet

d.	Cabinet and Cage increments that may be reserved for later use. If requested by another Customer, reserved Cabinet or Cage increments must either be used or released, or they will be charged as occupied Customer Space;

e.	racks, shelves, power strips and cables may be provided by IBM for an additional charge;

f.	wiring channel, wiring patch panel, power distribution bar, and one analog telephone line for inbound dial access for each Customer Space. Additional analog telephone lines may be provided by IBM for an additional charge;

g.	one twenty (20) amp circuit per Cabinet (circuit shared for shared Cabinet space) or four (4) twenty (20) amp circuits per Cage. Maximum power usage is limited to seventy five percent (75%) of circuit capacity. The combined power rating for all Base Components and Customer Components attached to an electrical circuit must not exceed the maximum power usage specified for that circuit. Any power strips or other devices used to increase the number of components that can be attached to an electrical circuit must be provided by IBM or approved by IBM. Additional power options may be provided by IBM for an additional charge;

h.	heating, ventilation, air conditioning, and fire suppression facilities;

i.	shared temporary work space on a first-come, first-serve basis;

j.	setup of two (2) domain names provided by Customer (new or transferred) in IBM’s shared domain name servers;

k.	one (1) primary host Internet Protocol (“IP”) address per selected Customer Component and/or Base Component; and

l.	five (5) operations events per month per Customer. An operations event is any one of the following: i) reboot, ii) check Customer Component status, iii) mount, swap or file tape, or iv) prepare tape for shipping off-site.

2.0 Internet Connectivity

IBM will provide a connection between Customer Space and the Internet, Committed Bandwidth, support for bursting of data traffic in excess of Committed Bandwidth if additional capacity is available, and access to bandwidth utilization reports through a password protected Web portal.

2.1 Primary Internet connection

IBM will provide a primary connection between Customer Space and the Internet. Customer may choose a maximum Internet access bandwidth of either 10 Mbps or 100 Mbps for this primary Internet connection.

2.2 Redundant Internet connection option

As an option, IBM will provide one or more redundant Internet connections, at the same bandwidth as the primary Internet connection, for an additional charge.

2.3 Committed Bandwidth

“Committed Bandwidth” means the virtual circuit capacity, specified on an Order Form, that IBM will provide between an IBM e-business Hosting Center and an Internet network access point, subject to the terms of this Attachment. Data traffic between the IBM e-business Hosting Center and the Internet may exceed Committed Bandwidth, up to the maximum bandwidth that Customer chooses for its primary Internet connection, if capacity is available from the IBM Network. If Customer’s actual usage during any five (5) minute interval of the month exceeds Committed Bandwidth, Customer will incur a Peak Bandwidth Usage charge at the rate specified on an Order Form.

2.4 Peak Bandwidth Usage

“Peak Bandwidth Usage” means the amount of Internet access bandwidth used by Customer in excess of Committed Bandwidth each month, if any. IBM will measure Peak Bandwidth Usage by sampling the inbound and outbound data traffic volume between the IBM e-business Hosting Center and the Internet at five-minute intervals. The five percent (5%) of such samples with the highest data traffic volume will be discarded, and of the remaining, the sample with the highest data traffic volume will be charged as Peak Bandwidth Usage for the month.

3.0 Basic Monitoring

IBM will make reasonable efforts 24x7x365 to obtain the status of IP addresses and a URL used for selected Base Components and/or Customer Components. IBM will attempt to ping one (1) IP address per Base Component and Customer Component and use standard HTTP protocol to check the status of one (1) URL every five (5) minutes. IBM will send e-mail notification to Customer and post logs to a Customer accessible, password protected Web site if there is no response after two (2) successive failed attempts

4.0 IP Address Management

One primary host Internet Protocol (“IP”) address per selected Customer Component and/or Base Component is included with Facilities Services. For an additional charge, IBM will allocate additional public (Internet-facing) and/or private (10.) host IP addresses for Services specified in Service Option Attachments. IBM will attempt to allocate public host IP addresses on contiguous subnets and in increments of 2, 6, 14, 30, 62, 126, or 254 following standard IP subnet allocation methodology. Private host IP addresses assigned and managed by IBM are not Internet-facing and can not be viewed nor referenced from outside the IBM e-business Hosting Center where they are allocated. For follow-on orders, IBM may allocate IP addresses on subnets that are not contiguous with prior allocations. IBM retains ownership of all IP addresses that it allocates to Customer. Customer may not allocate IP addresses provided by IBM to other parties without the express written consent of IBM.

4.1 Services not included:

a.	network design;

b.	management of IP addresses that were not allocated by IBM; or

c.	problem determination other than resolution of IP address conflicts.

5.0 Domain Name Services

Domain name services for Udate’s domain names are included with Facilities Services. Domain name services translate the domain names of Customer Components and/or Base Components into numeric IP addresses for the routing of data packets. For an additional charge, IBM will establish additional domain names in IBM’s shared domain name servers. Also for an additional charge, IBM will provide reverse domain name resolution to advertise the domain names and IP addresses of newly installed components to the Internet (“Reverse DNS”).

5.1 Services not included:

a.	registration of domain names with accredited registrars and charges associated with such registration; or

b.	network design.

6.0 Cross Connect

IBM will provide optional connections between Customer Components and/or Base Components located in contiguous or noncontiguous areas of the same IBM e-business Hosting Center. Cross connect options include i) coax cable, ii) Category 5 (CAT5) cable, and iii) single or multi-mode fiber cable.

6.1 Services not included:

a.	cross connect to components located outside of the same IBM e-business Hosting Center where Customer occupies Customer Space.

7.0 Materials

For Materials created during the Service performance period or otherwise (such as those that preexist the Service), IBM or third parties have all right, title, and interest (including ownership of copyright). IBM will deliver one copy of the Materials to Customer. IBM grants Customer an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform copies of such Materials and distribute within Customer’s Affiliates only. Customer agrees to reproduce the copyright notice and any other legend of ownership on any copies made.

8.0 Charges

One-time charges for installation and setup of Facility Services are due upon IBM’s acceptance of an Order Form.

A prorated portion of the monthly recurring charges for Facility Services will begin five (5) days after either IBM’s acceptance of an Order Form or the Occupancy Date, whichever is later.

Peak Bandwidth Usage charges for bursting of data traffic in excess of Committed Bandwidth will be due as incurred. Peak Bandwidth Usage charges are determined by subtracting the Committed Bandwidth from the Peak Bandwidth Usage and multiplying the difference by the Peak Bandwidth Usage rate specified on an Order Form (Peak Bandwidth Usage charge = (Peak Bandwidth Usage — Committed Bandwidth) x Peak Bandwidth Usage rate).

If Customer requests that IBM reduce the amount of Committed Bandwidth for an installed primary Internet connection, IBM will charge Customer a one-time setup charge for such reduction.

8.1 Termination Charges

In the event the Customer elects to terminate this Service Option Attachment for convenience, Customer will pay the applicable termination charges for Facilities Services, as set forth in the table below, in lieu of termination charges set forth in the Base Terms.

For termination:	Customer will be charged:

prior to the first anniversary of the Service Option Attachment Start Date	Three (3) months’ recurring monthly charges for Facilities Services

from the first anniversary of the Service Option Attachment Start Date and prior to the second anniversary of the Service Option Attachment Start Date (if applicable)	Two (2) months’ recurring monthly charges for Facilities Services

from the second anniversary of the Service Option Attachment Start Date and prior to the expiration of this Service Option Attachment (if applicable)	One (1) month’s recurring monthly charges for Facilities Services

9.0 Responsibilities

In the event of a conflict between the responsibilities described in this Section 9.0 and the descriptions of Services elsewhere in this Attachment, this Section 9.0 shall prevail.

	IBM	Customer

Hosting space

Provide Cabinet and/or Cage space	Perform

Provide Cable Management Tray	Perform

Provide temporary work space for Customer use	Perform

Provide wiring channel and patch panel	Perform

	IBM	Customer

Provide power distribution	Perform

Submit power modification requests to IBM facility manager for approval		Perform

Provide power backup capability with a shared diesel generator	Perform

Provide analog telephone line for inbound calls	Perform

Implement security provisions for use of analog telephone line		Perform

Provide HVAC and fire suppression facilities	Perform

Administer reservations for Cabinets and Cages	Perform

Comply with the IBM On-Premises Guidelines, dated April 20, 2001, which are hereby incorporated by reference		Perform

Security

Provide locks for Customer Space in shared Cabinets	Perform

Provide alarm systems, video surveillance, and motion detectors in selected areas within the IBM e-business Hosting Centers and personal escort to and from Customer Space	Perform

Designate all individuals authorized to enter Customer Space		Perform

Designate all individuals authorized to issue work orders		Perform

Designate all individuals authorized to add/remove Customer Components from Customer Space		Perform

Schedule on-site visits with 24 hours or more advance notice		Perform

Schedule Emergency on-site visits by authorized personnel with 1 hour or more advance notice		Perform

Request identification prior to authorizing entrance by Customer Authorized Representatives into Customer Space	Perform

Promptly respond to security exposures when notified by IBM or otherwise		Perform

Promptly notify IBM of any security exposures or concerns with regard to the e-business Hosting Environment or Customer Components of which Customer becomes aware		Perform

Cabinet and Cage Services

Select and provide Customer Components		Perform

Submit Customer Component inventory list and specifications to IBM facility manager (initial installation and any subsequent changes)		Perform

Review Customer Component inventory list	Perform

Ship Customer Components to e-business Hosting Center		Perform

Provide temporary staging area for Customer Components delivered to the IBM e-business Hosting Center	Perform

Move Customer Components from temporary staging area to Customer Space		Perform

Install, setup, administer, and maintain Customer Components		Perform

Provide one registered primary IP address per device	Perform

Customer support

Provide a single toll-free 24x7x365 IBM call management center telephone number (in the United States) to Customer designated focal points for service requests and to report Facilities Services infrastructure problems	Perform

Designate focal points to report problems and place service requests		Perform

Open incident records for Facilities Services infrastructure problems and service requests	Perform

Perform problem resolution for Facilities Services infrastructure problems	Perform

Manage setup or transfer of primary domains	Perform

Provide user identifications to Customer that will enable Customer representatives to access a Web portal to view basic monitoring exception data	Perform

Authorize Customer representatives to access the Web portal by providing user identification to such representatives and be solely responsible for the control and distribution of such user identifications		Perform

Internet connectivity

Determine traffic volumes and Internet access bandwidth requirements		Perform

	IBM	Customer

Configure Base Components to support the Committed Bandwidth specified by Customer	Perform

Install, configure, and maintain any Customer Components required to use the primary Internet connection and optional redundant Internet connection if applicable		Perform

Provide cabling between Customer Components and Base Components to enable the primary Internet connection and any optional redundant Internet connections	Perform

Support Base Components used to provide Internet connection(s) including problem determination and resolution	Perform

Basic monitoring

24x7x365 pinging of one IP address for each designated device every 5 minutes	Perform

24x7x365 monitoring of each designated URL every 5 minutes using standard HTTP protocol	Perform

Advise Customer of any Customer Component settings required for IBM to perform basic monitoring	Perform

Provide IBM with access through Customer firewalls to allow basic monitoring		Perform

Set up Customer Components for basic monitoring		Perform

Post monitoring failure logs to Web site	Perform

Designate e-mail address(es) for Customer to receive notification of failures detected by monitoring		Perform

Cross connect

Obtain written authorization for any requested cross connection(s) to Customer Space occupied by a different company and provide to IBM		Perform

Install cross connection(s) requested by Customer	Perform

Test cross connection(s) requested by Customer	Perform

IP address management

Submit orders for any additional public or private IP addresses that are required		Perform

Allocate public or private IP addresses to Customer	Perform

Provide reports of allocated IP addresses requested by Customer contacting the IBM call management center	Perform

Resolve IP address conflicts involving IP addresses allocated to Customer by IBM	Perform

Reclaim IP addresses upon release by Customer or termination or expiration of the Service Option Attachment	Perform

Domain name services

Register Customer domain names with an accredited domain name registrar and pay all charges associated with such registration		Perform

For Customer domain names that are already registered, contact Customer’s domain name registrar to change the administrative and technical contacts, and the primary and secondary domain name servers to the names provided by IBM		Perform

Provide domain names and corresponding IP addresses for Customer Components and/or Base Components		Perform

Add resource records to IBM domain name servers to setup domain name services and/or Reverse DNS as applicable	Perform

e-business Hosting Service Option Attachment

Support Services — Project Management — Version 10MAY02

1.0 Description

IBM will provide support services — project management to assist Customer with the planning, implementation, and/or administration of changes to Customer’s hosting environment (“Project Management Services”). IBM will perform Project Management Services for the number of hours selected by Customer and specified on an Order Form.

1.1 Assumptions

The following assumptions apply to the Project Management Services:

a.	Customer may order blocks of five (5) hours of Project Management Services at the rates specified on Order Forms. All Services will be performed during normal business hours (Monday through Friday, 8:00 a.m. - 6:00 p.m., local time at the hosting location, excluding national holidays) unless the parties agree to an alternative work schedule. If Customer requests that IBM personnel perform work outside normal business hours, Customer will pay two (2) times the rate for normal business hours and will be charged for a minimum of thirty (30) minutes;

b.	IBM will record the number of hours expended by IBM for the performance of Project Management Services notify Customer of the remaining hours in the weekly status report or as requested by Customer;

c.	IBM will estimate the scope of the Project Management Services based on Customer’s stated requirements. IBM does not guarantee completion of the project within the number of Project Management Services hours ordered by Customer and additional hours may need to be ordered to complete the project;

d.	unused hours of Project Management Services will expire, without refund, ninety (90) days after IBM’s acceptance of the Order Form unless an extension is mutually agreed to in writing. If Customer orders additional blocks of hours, the expiration date of any unused hours will be extended to match the expiration date of the additional blocks of hours; and

e.	Microsoft Project software, or other agreed upon tool, will be used.

1.2 Project management option

IBM will designate an individual to whom all Customer’s communications may be addressed in connection with Project Management Services provided hereunder (“IBM Project Manager”). The IBM Project Manager will:

a.	manage the implementation of, or changes to, Customer’s hosting environment for the number of hours specified on Order Forms;

b.	review the responsibilities of both Customer and IBM with the Customer Contact;

c.	establish and maintain project communications through the Customer Contact;

d.	coordinate and manage the activities of IBM personnel;

e.	report problems and issues impacting IBM’s provision of Project Management Services that require Customer’s attention/resolution to the Customer Contact; and

f.	provide weekly status reports.

1.3 Project planning option

IBM will:

a.	assist Customer in determining the project scope and the estimated number of hours required to develop the project plan;

b.	coordinate and schedule a project kickoff meeting with the appropriate IBM and Customer personnel for purposes of introduction, to review project scope, assign tasks, and establish the project timeline;

c.	develop a communications plan, if appropriate, to establish the meeting schedule and communication methodology for the project;

d.	create a detailed project plan that identifies the tasks, the party responsible for the completion of each task, and any milestones, provided that Customer orders sufficient hours for IBM to complete such project plan; and

e.	provide weekly status reports.

2.0 Customer Responsibilities

2.1 Customer Contact

Customer will designate an individual to whom all IBM’s communications may be addressed in connection with these Services and who has the authority to represent and bind Customer in connection with all aspects of the Services being provided under this Attachment (“Customer Contact”). The Customer Contact will:

a.	serve as the interface between the IBM Project Manager and Customer;

b.	review the responsibilities of both Customer and IBM with the IBM Project Manager;

c.	coordinate and manage the activities of Customer personnel;

d.	communicate to the IBM Project Manager any changes that may materially affect IBM’s provision of the Services;

e.	be responsible for providing, in a timely manner, information, data, consents, decisions and approvals as required by IBM to perform the Services;

f.	report problems and issues related to the Services that require IBM’s attention to the IBM Project Manager; and

g.	be responsible for the execution of Customer tasks within the project plan and coordinate resolution of issues raised by the IBM Project Manager.

2.2 Other Customer responsibilities

Customer will:

a.	assist IBM in gathering Customer project requirements and objectives;

b.	provide resources (for example, hardware, software, cabling, wiring, telecommunications, personnel) necessary to complete all tasks (for example, Customer Component installation or testing, validation of Customer configurations and settings, or Customer Space layout or design) specified in the project plan; and

c.	request additional hours of Project Management Services, if required, by submitting an Order Form.

3.0 Services Completion

IBM will have fulfilled it’s obligations when either one of the following first occurs:

a.	IBM performs the Services for the number of hours specified on Order Forms; or

b.	either IBM or Customer terminates these Services in accordance with the provisions of the Base Terms.

4.0 Charges

One-time charges for block(s) of five (5) hours of Project Management Services are due upon IBM’s acceptance of an Order Form. All unused hours of Project Management Services will expire, without refund, ninety (90) days after IBM’s acceptance of an Order From.

Customer is responsible for IBM’s actual travel and living expenses and any miscellaneous expenses necessary for IBM to perform its responsibilities under this Attachment. Charges for such expenses will be due as incurred.

5.0 Materials

The following Materials will be provided to the Customer provided that Customer orders sufficient hours for completion of such Materials:

Deliverable Materials

Name	Project plan (project planning option only)

Content	A list of tasks, timelines, and issues, related to the project plan

Responsibility	IBM Project Manager

Completion Criteria	The deliverable is complete when the project plan is provided to the Customer Contact by the IBM Project Manager

Format	Electronic delivery in Microsoft Project format or other mutually agreed upon documentation method

Name	Weekly status report (project management and project planning options)

Content	Provide project status including key accomplishments from the prior week, review of actual activities versus planned, issues, and hours expended

Responsibility	IBM Project Manager

Completion Criteria	The deliverable is complete when the IBM Project Manager provides the weekly to the Customer Contact

Format	Electronic delivery in Microsoft Project format or other mutually agreed upon documentation method

Name	Communications plan (as appropriate)

Content	Meeting schedule and documentation standards to be followed throughout the project

Responsibility	IBM Project Manager

Completion Criteria	The deliverable is complete when the IBM Project Manager provides the communications plan to the Customer Contact

Format	Electronic delivery in Microsoft Project format or other mutually agreed upon documentation method

For Materials created during the Service performance period or otherwise (such as those that preexist the Service), IBM or third parties have all right, title, and interest (including ownership of copyright). IBM will deliver one copy of the Materials to Customer. IBM grants Customer an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform copies of such Materials and distribute within Customer’s Affiliates only. Customer agrees to reproduce the copyright notice and any other legend of ownership on any copies made.

IBM will notify Customer when each deliverable Material has been completed. Customer will inform IBM in writing within five (5) business days following IBM’s notification if Customer believes IBM has not satisfied the applicable deliverable, together with reasonable detail as to the reasons for such belief. If IBM does not receive written notice within such period, all obligations of IBM regarding the Material in question will be deemed satisfied.

e-business Hosting

Service Option Attachment

Networking Services — IBM Administrative Access Segment

Version 10MAY02

1.0 Description

IBM will provide administrative access segment services at an IBM e-business Hosting Center. An administrative access segment is a network connection used to enable IBM to manage devices or provide other Services in Customer Space. IBM will provide a physical connection to the infrastructure, a VLAN associated with that connection, and appropriate routing and switching configuration within the IBM infrastructure. Customer will provide the routing and switching configuration within the Customer Space.

2.0 Administrative access segment services

2.1 Services included

IBM will:

a.	configure core or distribution switch ports;

b.	install a Category 5 cable(s) with RJ45 connection terminated between a core or distribution switch and a designated Customer Space that will operate at 10 Mbps or 100 Mbps; and

c.	allow multiple IBM Services to run over an administrative access segment.

2.2 Services not included

a.	IBM’s call management center support or direct access to IBM network services administration or technical support staff;

b.	monitoring of administrative access segments. The application using the segment will detect a path failure;

c.	any installation of wiring, or ongoing support of wiring, inside Customer Space;

d.	management of Customer Components or Base Components. IBM management of Customer Components or Base Components may be provided under other Service Option Attachments;

e.	site/Infrastructure design Services;

f.	IBM switch/router equipment; or

g.	security services.

3.0 Materials

For Materials created during the Service performance period or otherwise (such as those that preexist the Service), IBM or third parties have all right, title, and interest (including ownership of copyright). IBM will deliver one copy of the Materials to Customer. IBM grants Customer an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform copies of such Materials and distribute within Customer’s Affiliates only. Customer agrees to reproduce the copyright notice and any other legend of ownership on any copies made.

4.0 Charges

One-time charges for administrative access segment services are due upon IBM’s acceptance of an Order Form.

5.0 Responsibilities (in addition to those specified above)

In the event of a conflict between the responsibilities described in this Section 5.0 and the description of Services in Section 2.0, this Section 5.0 shall prevail.

Administrative access segment services installation	IBM	Customer

Provide access to Customer Space for IBM or IBM’s designee to install Category 5 cable(s) with RJ45 connection terminated between a core or distribution switch and designated Customer Space		Perform
Install Category 5 cable(s) with RJ45 connection terminated between a core or distribution switch and designated Customer Space	Perform

Order administrative access segments		Perform
Implement IP addresses provided by IBM		Perform
Provide IP routing within Customer’s Space		Perform
Configure core or distribution switch ports	Perform
Notify Customer when installation activities are completed	Perform
Inform IBM in writing within five (5) business days following IBM’s notification of the completion of IBM installation activities, if Customer believes IBM has not satisfactorily completed IBM installation activities		Perform

e-business Hosting Service Option Attachment

Custom Facilities Services — Version 31MAY02

IBM will provide Internet connectivity Services at an IBM e-business Hosting Center as described herein (“Facilities Services”).

1.0 Internet Connectivity

IBM will provide a connection between Customer Space and the Internet, Committed Bandwidth, support for bursting of data traffic in excess of Committed Bandwidth if additional capacity is available, and access to bandwidth utilization reports through a password protected Web portal.

1.1 Primary Internet connection

IBM will provide a primary connection between Customer Space and the Internet. Customer may choose a maximum Internet access bandwidth of either 10 Mbps, 100 Mbps or 1000 Mbps(GigE) for this primary Internet connection.

1.2 Redundant Internet connection option

As an option, IBM will provide one or more redundant Internet connections, at the same bandwidth as the primary Internet connection, for an additional charge. 1000 Mbps(GigE) connections are redundant by default.

1.3 Services not included:

a.	registration of domain names with accredited registrars and charges associated with such registration; or

b.	network design.

2.0 Charges

One-time charges for installation and setup of Facility Services are due upon IBM’s acceptance of an Order Form.

A prorated portion of the monthly recurring charges for Facility Services will begin five (5) days after either IBM’s acceptance of an Order Form or the Occupancy Date, whichever is later.

Peak Bandwidth Usage charges for bursting of data traffic in excess of Committed Bandwidth will be due as incurred. Peak Bandwidth Usage charges are determined by subtracting the Committed Bandwidth from the Peak Bandwidth Usage and multiplying the difference by the Peak Bandwidth Usage rate specified on an Order Form (Peak Bandwidth Usage charge = (Peak Bandwidth Usage — Committed Bandwidth) x Peak Bandwidth Usage rate).

If Customer requests that IBM reduce the amount of Committed Bandwidth for an installed primary Internet connection, IBM will charge Customer a one-time setup charge for such reduction.

2.1 Termination Charges

In the event the Customer elects to terminate this Service Option Attachment for convenience, Customer will pay the applicable termination charges for Facilities Services, as set forth in the table below, in lieu of termination charges set forth in the Base Terms.

For termination:	Customer will be charged:

prior to the first anniversary of the Service Option Attachment Start Date	Three (3) months’ recurring monthly charges for Custom Facilities Services ($810.00)

from the first anniversary of the Service Option Attachment Start Date and prior to the second anniversary of the Service Option Attachment Start Date (if applicable)	Two (2) months’ recurring monthly charges for Custom Facilities Services ($540.00)

from the second anniversary of the Service Option Attachment Start Date and prior to the expiration of this Service Option Attachment (if applicable)	One (1) month’s recurring monthly charges for Custom Facilities Services ($270.00)

3.0 Responsibilities

In the event of a conflict between the responsibilities described in this Section 3.0 and the descriptions of Services elsewhere in this Attachment, this Section 3.0 shall prevail.

Internet connectivity

Determine traffic volumes and Internet access bandwidth requirements		Perform

Configure Base Components to support the Committed Bandwidth specified by Customer	Perform

Install, configure, and maintain any Customer Components required to use the primary Internet connection and optional redundant Internet connection if applicable		Perform

Provide cabling between Customer Components and Base Components to enable the primary Internet connection and any optional redundant Internet connections	Perform

Support Base Components used to provide Internet connection(s) including problem determination and resolution	Perform

e-business Hosting Service Option Attachment

Networking Services — Router and Switch

Version 10MAY02

1.0 Description

IBM will provide services for routers and switches (“Router and Switch Services”) with the following options:

a.	installation and setup of selected Customer Components that adhere to the configurations specified in the table in Section 7.0;

b.	ongoing management of selected Customer Components that adhere to the configurations specified in the table in Section 7.0; and/or

c.	installation, setup, and ongoing management of selected Base Components specified in an Order Form.

At Customer’s option, IBM will provide Router and Switch Services for high availability configurations that consist of redundant routers and/or switches. IBM will require sole root access (privileged access with authority to perform system-level functions or security administration) in order to perform installation, setup, and ongoing management of Base Components or Customer Components. An administrative access segment (local area network connection for IBM administration of Customer Components or Base Components) is a prerequisite for Router and Switch Services.

2.0 Installation and Setup of Customer Components

Customer will provide all Customer Components, including any required licenses. Customer (or its Affiliates or Subcontractors) retains all right, title, and interest in and to the Customer Components.

2.1 Services included

IBM will:

a.	install selected Customer Components;

b.	setup Customer-specified router and/or switch configuration settings; and

c.	perform the activities in Section 11.0.

3.0 Ongoing Management of Customer Components

3.1 Services included

IBM will:

a.	monitor the availability of selected Customer Components using TCP/IP PING;

b.	power-on failed routers and/or switches;

c.	provide problem determination, problem resolution, or other technical assistance for up to five (5) hours per month. Technical assistance in excess of five (5) hours per month is available for an additional charge under the Service Option Attachment for technical assistance services;

d.	back up Customer-specified router and switch configuration settings and restore configuration settings in the event of a failure;

e.	administer changes to router and/or switch configuration settings requested by Customer;

f.	perform weekly scanning of router and/or switch Customer Components to attempt to detect ports and services that may be vulnerable to intrusion; and

g.	perform the activities in Section 11.0.

4.0 Installation, Setup, and Ongoing Management of Base Components

IBM will provide selected Base Components. IBM (or its Affiliates or Subcontractors) retains all right, title and interest in and to Base Components.

4.1 Services included

IBM will:

a.	install selected Base Components;

b.	setup Customer-specified router and/or switch configuration settings;

c.	operate and monitor the availability of selected router and switch Base Components;

d.	power-on failed routers and/or switches;

e.	provide problem determination, problem resolution, or other technical assistance for up to five (5) hours per month. Technical assistance in excess of five (5) hours per month is available for an additional charge under the Service Option Attachment for Technical Assistance Services;

f.	back up Customer-specified router and switch configuration settings and restore configuration settings in the event of a failure;

g.	administer changes to router and/or switch configuration settings;

h.	perform weekly scanning of router and/or switch Base Components to attempt to detect ports and services that may be vulnerable to intrusion; and

i.	perform the activities in Section 11.0.

5.0 Services not included:

a.	administrative access segment;

b.	maintenance for Customer Components;

c.	testing or validation of Customer-specified router or switch configuration settings;

d.	router or switch hardware or software upgrades;

e.	performance or capacity planning for routers and switches; or

f.	security services other than as expressly described in Sections 3.1(f) and 4.1(h).

6.0 Permission to Perform Testing

Customer authorizes IBM, and represents that Customer has all Required Consents to permit IBM, to perform the Services described in Sections 3.1(f) and 4.1(h) herein on Base Components and/or Customer Components. Customer agrees not to disclose any information arising out of the scanning of router and switch Base Components and/or Customer Components to any other party without IBM’s prior written consent.

7.0 Supported configurations

IBM categorizes supported configurations for Router and Switch Services as either Class A or Class B depending on the amount of effort required for IBM to perform installation and/or management. IBM will provide Router and Switch Services for any of the following supported configurations selected by Customer:

Class A

Cisco 104 Repeater/Hub

Cisco 108 Repeater/Hub

Cisco 116 Repeater/Hub

Cisco 1500 Series Switch

Class B

Cisco 2500 Series Router

Cisco 2600 Series Router

Cisco 3600 Series Router

Cisco 4500 Series Router

Cisco 7000 Series Router

Cisco 7200 Series Router

Cisco 7500 Series Router

Cisco 2900 Series Catalyst Switch

Cisco 4000 Series Catalyst Switch

Cisco 5000 Series Catalyst Switch

Cisco 6500 Series Catalyst Switch

8.0 Service Level Objectives

Measurement	Objective

Call back response time for router or switch component failure	Call back within fifteen (15) minutes

Implement router or switch setting changes	Implement within twenty four (24) hours of IBM call back

9.0 Materials

For Materials created during the Service performance period or otherwise (such as those that preexist the Service), IBM or third parties have all right, title, and interest (including ownership of copyright). IBM will deliver one copy of the Materials to Customer. IBM grants Customer an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform copies of such Materials and distribute within Customer’s Affiliates only. Customer agrees to reproduce the copyright notice and any other legend of ownership on any copies made.

10.0 Charges

One-time charges for installation and setup of router and switch Customer Components and/or Base Components are due upon IBM’s acceptance of an Order Form.

A prorated portion of the monthly recurring charges for ongoing management of router and switch Customer Components and/or Base Components will be due five (5) days after IBM’s acceptance of an Order Form or on the Occupancy Date, whichever is later.

11.0 Responsibilities (in addition to those specified above)

In the event of a conflict between the responsibilities described in this Section 11.0 and the description of Services in Sections 2.0, 3.0 and 4.0, this Section 11.0 shall prevail.

	IBM	Customer

Installation and setup of Customer Components

Provide access as needed for IBM or IBM’s designee to install and setup router and/or switch Customer Components		Perform

Install router and/or switch Customer Components	Perform

Specify router and/or switch settings (tables and rules)		Perform

Implement router and/or switch settings specified by Customer	Perform

Test a single path to the switch and/or router	Perform	Assist

Notify Customer when IBM installation and setup activities are completed (Service Option Ready Date)	Perform

Inform IBM in writing within five (5) business days following IBM’s notification of the completion of IBM installation and setup activities, if Customer believes IBM has not satisfactorily completed IBM installation and setup activities		Perform

Ongoing management of Customer Components

Provide IBM with any security authorization needed for IBM to perform its responsibilities under this Service Option Attachment		Perform

Monitor the availability of routers and/or switches 7 x 24 x 365 (TCP/IP PING)	Perform

Reboot/power-on failed routers and/or switches and notify Customer	Perform

Request changes to router and/or switch settings by contacting an IBM call management center (changes can be initiated twice daily at 8:00 a.m. and 10:00 p.m. local time)		Perform

Administer changes to router and/or switch settings requested by Customer	Perform

Perform weekly vulnerability scanning of routers and/or switches via the Internet	Perform

Inform Customer of intrusion vulnerabilities detected and use reasonable efforts to schedule and apply changes to settings as needed to mitigate vulnerabilities	Perform

	IBM	Customer

Back up Customer-specified router and/or switch configuration settings and restore settings in the event of a failure	Perform

Assist IBM in the investigation of problems with the Services to the extent such investigation involves Customer’s or its Subcontractors’ responsibilities		Perform

Installation, setup, and ongoing management of Base Components

Provide access as needed for IBM or IBM’s designee to install and setup router and/or switch Base Components		Perform

Install router and/or switch Base Components	Perform

Specify router and/or switch settings (tables and rules)		Perform

Implement router and/or switch settings specified by Customer	Perform

Test a single path to router and/or switch Base Components	Perform	Assist

Notify Customer when IBM installation and setup activities are completed (Service Option Ready Date)	Perform

Inform IBM in writing within five (5) business days following IBM’s notification of the completion of IBM installation and setup, if Customer believes IBM has not satisfactorily completed IBM installation and setup activities		Perform

Provide IBM with any security authorization needed for IBM to perform its responsibilities under this Service Option Attachment		Perform

Operate and monitor availability of Base Components 7x24x365 using TCP/IP PING	Perform

Request changes to router and/or switch settings by contacting an IBM call management center (changes can be initiated twice daily at 8:00 a.m. and 10:00 p.m. local time)		Perform

Administer changes to router and/or switch settings requested by Customer	Perform

Use reasonable efforts to update Base Components with applicable fixes as determined by IBM	Perform

Perform weekly vulnerability scanning of routers and/or switches via the Internet	Perform

Inform Customer of intrusion vulnerabilities detected and use reasonable efforts to schedule and apply changes to settings as needed to mitigate vulnerabilities	Perform

Back up Customer-specified router and/or switch configuration settings and restore settings in the event of a failure	Perform

Assist IBM in the investigation of problems with the Services to the extent such investigation involves Customer’s or its Subcontractors’ responsibilities		Perform